Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 14, 2014, is entered into by and between Rightside Group, Ltd., a Delaware corporation (“LTD”), Rightside Operating Co., a Delaware corporation (“Operating” and, together with LTD, the “Company”), Rick Danis (the “Employee”) and, solely for purposes of Sections 7, 8(b) and 10(i) hereof, Demand Media, Inc., a Delaware corporation (“Demand”).

WHEREAS, the Employee and Demand previously entered into that certain employment offer letter, dated June 8, 2009 (the “Demand Agreement”);

WHEREAS, the Company and Demand expect that the Board of Directors of Demand will authorize the distribution to the holders of the issued and outstanding shares of common stock, par value $0.0001 per share, of Demand (the “Demand Media Common Stock”), by means of a dividend, of all of the issued and outstanding shares of common stock, par value $0.0001 per share, of LTD (each such share is individually referred to as a “Rightside Share”) (the “Distribution”);

WHEREAS, in connection with and subject to the effectiveness of the Distribution and as of the consummation thereof (the “Effective Date”), the Company desires to employ the Employee and to enter into an agreement embodying the terms of such employment; and

WHEREAS, as of the Effective Date, Demand shall cease to employ the Employee and the Demand Agreement shall terminate and be superseded by this Agreement; and

WHEREAS, the Employee desires to accept such employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Employment Period.  Subject to the provisions for earlier termination hereinafter provided, the Employee’s employment hereunder shall be for a term commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the “Employment Period”).  The Employee’s employment hereunder is terminable at will by the Company or by the Employee at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.  This Agreement shall become effective on the Effective Date and, in the event the Effective Date does not occur on or prior to September 30, 2014 (or such later date as the Company, Demand and the Employee agree in writing), then this Agreement shall terminate on such date and shall be of no force or effect.

2.                                      Terms of Employment.

(a)                                 Position and Duties.

(i)                                     Role and Responsibilities.  During the Employment Period, the Employee shall serve as the Company’s SVP, General Counsel, reporting to the Chief Executive Officer or his or her designee, and shall perform such employment duties as are usual and customary for such position.  At the Company’s request, the Employee shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing consistent with the Employee’s role as SVP, General Counsel of the Company.  In the event that the Employee, during the Employment Period, serves in any one or more of such additional capacities, the Employee’s compensation shall not be increased beyond that specified in Section 2(b) hereof.  In addition, in the event the Employee’s service in one or more of such additional capacities is terminated, the Employee’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination, provided that the Employee otherwise remains employed under the terms of this Agreement.

(ii)                                  Exclusivity.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee may be entitled, the Employee agrees to devote the Employee’s full business time and attention to the business and affairs of the Company.  Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Employee to engage in any of the following activities: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements on a volunteer basis, and/or (C) hold economic interests in companies in which the Employee does not take an operating role (not to exceed a 5% interest in any company), in each case, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of the Employee’s duties and responsibilities under this Agreement.

(iii)                               Location.  During the Employment Period, the Employee shall perform the services required by this Agreement at the Company’s principal offices located in Kirkland, Washington (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Employee’s duties and responsibilities hereunder.

(b)                                 Compensation, Benefits, Etc.

(i)                                     Base Salary.  During the Employment Period, the Employee shall receive a base salary of $235,000 per annum (as may be increased from time to time, the “Base Salary”).  The Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”)(1) of the Board of Directors of the Company (the “Board”) and may be increased from time to time by the Compensation Committee in its sole discretion.  The Base Salary shall be paid in installments in accordance with the Company’s applicable payroll practices, as in effect from time to time, but no less often than monthly.

(ii)                                  Annual Cash Bonus.  In addition to the Base Salary, the Employee shall be eligible to earn, for each fiscal year of the Company ending during the

(1)  Compensation Committee to be established prior to the Distribution.

Employment Period, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to similarly situated employees.  The Employee’s target Annual Bonus (the “Target Bonus”) shall be set at thirty-five percent (35%) of the Base Salary actually paid for such year; provided, however, that with respect to fiscal year 2014, the Employee’s Target Bonus for such fiscal year, if any, shall be paid by the Company to the extent that the Effective Date occurs on or prior to December 31, 2014; provided, further, that Employee’s bonus for fiscal year 2014, if any, shall be pro-rated based on (1) his Base Salary and Target Bonus at Demand prior to the Distribution for the portion of fiscal year 2014 that is prior to the Distribution, and (2) his Base Salary and Target Bonus in effect after the Effective Date, for the remainder of fiscal year 2014.  The actual amount of any Annual Bonus shall be determined by reference to the attainment of Company performance metrics applicable to similarly situated employees and/or individual performance objectives, in each case, as established and approved by the Board or the Compensation Committee (or their designee) in its sole discretion.  Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Employee’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to the Company’s similarly situated employees.

(iii)                               Equity Award.  Subject to approval by the Compensation Committee and the commencement of your employment with the Company, the Company agrees to grant to you a restricted stock unit award which underlying shares shall have an aggregate grant date fair market value of $300,000 with respect to shares of the Company’s common stock (the “RSU Award”), which grant shall occur immediately prior to or concurrently with the Effective Date, provided the Employee is employed by the Company through the grant date.  Such grant shall be made pursuant to the Company’s incentive award plan then in effect (the “Plan”)(2) and shall vest in sixteen (16) substantially equal installments on each three (3) month anniversary of the grant date of such RSU Award.  The terms and conditions of the RSU Award, including the vesting commencement date and any restrictions thereon, shall be set forth in a separate RSU award agreement to be entered into by the Company and you which shall evidence the grant of the RSU Award (the “RSU Award Agreement”).

(iv)                          Benefits.  During the Employment Period, the Employee (and the Employee’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in the health and welfare benefit plans and programs maintained by the Company for the benefit of its similarly situated employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.  In addition, during the Employment Period, the Employee shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its similarly situated employees.  Nothing contained in this Section 2(b)(iv) shall create or be deemed to create any obligation on the part of the Company to adopt or

(2)  Company to adopt an incentive award plan in substantially the same form as Demand Media’s 2010 Incentive Award Plan with changes and/or modifications reasonably agreed by management and the Board.

maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(v)                                 Expenses.  During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Employee in accordance with the policies, practices and procedures of the Company provided to similarly situated employees of the Company.

(vi)                              Fringe Benefits.  During the Employment Period, the Employee shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its similarly situated employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

(vii)                           Vacation and Sick Days.  As a salaried senior employee, the Company expects the Employee to use the Employee’s judgment to take time off from work for vacation or other personal time in a manner consistent with getting the Employee’s work done in a timely fashion, providing excellent service to the Company’s customers and partners and avoiding inconveniencing the Employee’s co-workers.  Therefore, during the Employment Period, the Employee shall not be allotted a fixed number of paid vacation, personal or sick days per year and, accordingly, shall not accrue vacation, personal or sick days during each payroll period.  To the extent Employee has any accrued but unused vacation days on the Effective Date, such accrual shall be subsumed by the policy set forth in this paragraph and therefore Employee will have a balance of zero vacation days on the Effective Date.

3.                                      Termination of Employment.

(a)                                 Death or Disability.  The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period.  Either the Company or the Employee may terminate the Employee’s employment in the event of the Employee’s Disability during the Employment Period.  For purposes of this Agreement, “Disability” shall mean a disability as determined under the Company’s applicable long-term disability plan that prevents the Employee from performing the Employee’s duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six (6) months or more or, if no such plan applies, as determined in the reasonable discretion of the Company.

(b)                                 Cause.  The Company may terminate the Employee’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall have the meaning set forth in the Plan.

(c)                                  Termination by the Employee.  The Employee’s employment may be terminated by the Employee for any reason, including with Good Reason or by the Employee without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events in connection with a Change in Control (as defined in the Plan), in any case, without the Employee’s prior written consent, unless the

Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)                                     a demotion or material diminution of the Employee’s position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by the Employee); provided that “Good Reason” does not include a change in title, authority, duties and/or responsibilities following a Change in Control if (A) the Employee’s new title is that of a senior officer of the entity surviving such Change in Control (or, if applicable, its parent company if such entity has a parent company) reporting directly to an executive officer of the entity surviving such Change in Control (or, if applicable, its parent company, if such entity has a parent company), and the Employee’s authority, duties and responsibilities are commensurate with such title or (B) (1) the entity surviving such Change in Control (or, if applicable, its parent company if such entity has a parent company) continues to operate the Company’s principal businesses as a separate unit, division or subsidiary or combines the Company’s principal businesses with one of its existing units, divisions or subsidiaries and (2) the Employee’s new title is that of a senior officer of such unit, division or subsidiary reporting directly to an executive officer of such unit, division or subsidiary (or to an executive officer of the entity surviving the Change in Control or parent company thereof) and (in either case) the Employee’s authority, duties and responsibilities are commensurate with such title and are similar in scope (with respect to such unit, division or subsidiary) to the authority, duties and responsibilities of the Employee prior to the Change in Control;

(ii)                                  a requirement that the Employee report to work more than twenty (20) miles from the Principal Location (not including normal business travel required of the Employee’s position) or, to the extent such requirement would not constitute a material change in the geographic location at which the Employee must perform services under this Agreement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such higher number of miles from the Company’s Principal Location as would constitute a material change in the geographic location at which the Employee must perform services under this Agreement within the meaning of Section 409A (as defined below);

(iii)                               a material reduction in the Employee’s Base Salary; or

(iv)                              a material breach by the Company of its obligations hereunder.

Notwithstanding the foregoing, the Employee will not be deemed to have resigned for Good Reason unless (1) the Employee provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Employee to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Employee knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Employee’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

(d)                                 Notice of Termination.  Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 10(b) hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice).  The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

(e)                                  Termination of Offices and Directorships.  Upon termination of the Employee’s employment for any reason, unless otherwise specified in a written agreement between the Employee and the Company, the Employee shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

4.                                      Obligations of the Company upon Termination.

(a)                                 Without Cause, For Good Reason, Death or Disability.  Subject to Section 4(d) hereof, if the Employee incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Employment Period (such date, the “Date of Termination”) by reason of (1) a termination of the Employee’s employment by the Company without Cause; (2) a termination of the Employee’s employment by the Employee for Good Reason; or (3) a termination of the Employee’s employment by reason of the Employee’s death or Disability (each of (1), (2) and (3), a “Qualifying Termination”):

(i)                                     The Employee (or the Employee’s estate or beneficiaries, if applicable) shall be paid, in a single lump-sum payment on the date of the Employee’s termination of employment, the aggregate amount of the Employee’s earned but unpaid Base Salary through the date of such termination (the “Accrued Obligations”), in each case, to the extent not previously paid.

(ii)                                  In addition, subject to Section 4(d) hereof and the Employee’s (or the Employee’s estate’s or beneficiaries’, if applicable) timely execution and non-revocation of a Release (as described below):

(A)                               the Employee (or the Employee’s estate or beneficiaries, if applicable) shall be paid an amount equal to six (6) months’ of the Base Salary in effect on the Date of Termination, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Date of Termination and ending on the six (6) month anniversary of the Date of Termination; provided, however, that no payments under this Section 4(a)(ii)(A) shall be made prior to the first payroll date occurring on or after the thirtieth (30th) day following the Date of Termination (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); and

(B)                               any unpaid Annual Bonus to which the Employee would have become entitled for any fiscal year of the Company that ends on or before the Date of Termination had the Employee remained employed through the payment date, payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior employees generally for such calendar year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion; and

(C)                               during the period commencing on the Date of Termination and ending on the six (6)-month anniversary of the Date of Termination or, if earlier, the date on which the Employee becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility the Employee hereby agrees to give prompt notice to the Company) (in any case, the “COBRA Period”), subject to the Employee’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide the Employee and the Employee’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Employee as would have applied if the Employee’s employment had not been terminated based on the Employee’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Employee under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Employee as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

The payments and benefits described in the preceding Section 4(a)(ii) are referred to herein as the “Severance.”  Notwithstanding the foregoing, it shall be a condition to the Employee’s (or the Employee’s estate’s or beneficiaries’, if applicable) right to receive the Severance that the Employee (or the Employee’s estate or beneficiaries, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Employee (or the Employee’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.

(b)                                 For Cause, Without Good Reason or Other Terminations.  If the Company terminates the Employee’s employment for Cause, the Employee terminates the Employee’s employment without Good Reason, or the Employee’s employment terminates for any other reason not enumerated in this Section 4, in any case, during the Employment Period, the

Company shall pay to the Employee the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law).

(c)                                  Equity Vesting in Connection with a Change in Control.  In addition to any payments or benefits due to the Employee (or the Employee’s estate or beneficiaries, if applicable) under Section 4(a) above (if any), subject to and conditioned upon the Employee’s timely execution and non-revocation of a Release, if the Employee’s employment is terminated by reason of a Qualifying Termination and a Change in Control (A) occurs on or within ninety (90) days after the Date of Termination or (B) has occurred within one (1) year before the Date of Termination, all outstanding compensatory equity awards (including but not limited to the RSU Award contemplated by Section 2(b)(iii) hereof) that have not yet vested shall conditionally vest and, as applicable, become exercisable on the later of the Date of Termination and the date of such Change in Control (and such vesting shall become unconditional upon such execution and non-revocation of a Release).  For the avoidance of doubt, if a Qualifying Termination occurs prior to a Change in Control, all outstanding, unvested compensatory equity awards (including but not limited to the RSU Award contemplated by Section 2(b)(iii) hereof) that would otherwise terminate on the Date of Termination shall remain outstanding and eligible to vest solely upon a Change in Control occurring within ninety (90) days after the Date of Termination (but shall not otherwise vest following the Date of Termination) and shall terminate on the ninetieth (90th) day following the Date of Termination if a Change in Control has not occurred on or prior to such ninetieth (90th) day (or such earlier expiration date applicable to the award (other than due to a termination of employment)).

Notwithstanding the foregoing, if the Employee fails to timely execute or revokes a Release, all conditionally vested awards (and any shares received in respect of such awards) shall be forfeited upon such failure or revocation (subject to repayment by the Company to the Employee of any amounts (if any) paid by the Employee with respect to shares underlying such conditionally vested awards.

(d)                                 Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 hereof, shall be paid to the Employee during the six (6)-month period following the Employee’s “separation from service” from the Company (within the meaning of Section 409A if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Employee’s death), the Company shall pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such period.

(e)                                  Exclusive Benefits.  Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Employee shall not be entitled to any additional payments or benefits upon or in connection with the Employee’s termination of employment.

(f)                                   Equity Award Agreements.  For the avoidance of doubt, nothing contained in this Agreement is intended to result in any vesting terms that are less favorable to the

Employee than those contained in any applicable equity award agreement and, to the extent that the vesting terms contained in any such award agreement are more favorable to the Employee than those provided herein, including, without limitation, this Section 4, the terms of such award agreement shall control.

5.                                      Non-Exclusivity of Rights.  Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.                                      Excess Parachute Payments, Limitations on Payments.

(a)                                 Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with a termination of the Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A; (B) reduction of any other cash payments or benefits otherwise payable to the Employee that are exempt from Section 409A, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A; (C) reduction of any other payments or benefits otherwise payable to the Employee on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A, in each case, beginning with payments that would otherwise be made last in time.

(b)                                 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.                                      Confidential Information; Non-Solicitation and Non-Competition.  The Employee hereby acknowledges that the Employee has previously entered into an agreement with Demand containing confidentiality and other protective covenants (the “Demand Confidentiality Agreement”) and that the Employee remains bound by the terms and conditions of the Demand Confidentiality Agreement.  In addition, the Employee hereby acknowledges that, as a condition of the Employee’s employment with the Company, on or prior to the Effective Date, the Employee shall enter into an agreement with the Company containing confidentiality and other protective covenants consistent with the form agreement to be signed by all employees of the Company (the “Company Confidentiality Agreement”), and which is incorporated herein in its entirety and made a part hereof by this reference.

8.                                      Representations; Acknowledgements.

(a)                                 The Employee hereby represents and warrants to the Company that (i) the Employee is entering into this Agreement voluntarily and that the performance of the Employee’s obligations hereunder will not violate any agreement between the Employee and any other person, firm, organization or other entity, and (ii) the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Employee’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(b)                                 The Employee hereby acknowledges and agrees that none of (i) the Employee’s termination of employment with Demand upon the Effective Date, (ii) the Employee’s transfer to or commencement of employment with the Company upon the Effective Date, (ii) the parties’ entrance into or performance under this Agreement, (iii) the consummation of the Distribution or (iv) any action taken by Demand or the Company in furtherance of any of the foregoing shall constitute a termination without “cause” or for “good reason” or any other constructive or involuntary termination under the Demand Agreement or any other agreement (including without limitation any equity award agreement) or otherwise entitle the Employee to any severance, termination or separation pay or benefits or any accelerated vesting or payment of any award or amount.

9.                                      Successors.

(a)                                 This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.                               Miscellaneous.

(a)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:  at the Employee’s most recent address on the records of the Company.

If to the Company:

Rightside Group, Ltd.

5808 Lake Washington Blvd., Suite 300

Kirkland, WA 98033

Attn: Chief Executive Officer

with a copy to:

Rightside Group, Ltd.

5808 Lake Washington Blvd., Suite 300

Kirkland, WA 98033

Attn: Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  Arbitration.  The parties agree that legal disputes arising from this Agreement including, but not limited to any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of the Agreement, shall be submitted to arbitration in the Washington Judicial Arbitration and Mediation Services, Inc. (“JAMS”) location closest to the Employee’s residence, before a sole neutral arbitrator selected from JAMS, or if JAMS is unable to supply the arbitrator, such arbitrator shall be selected by mutual agreement.  If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by alternatively striking names from a list of employment arbitrators provided by JAMS.  The first to strike will be selected by the flip of a coin.  The arbitration shall be conducted pursuant to the then-current JAMS Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness.  Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties, and the arbitrator will be required to apply legal principles with the same force and effect as if the dispute were adjudicated in a court of law.  The arbitration shall allow for reasonable discovery as agreed to by the parties or as directed by the arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief that the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based.  Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The prevailing party in the arbitration proceeding shall be entitled to recover reasonable costs, including attorney’s fees, as determined by the arbitrator and as permissible under applicable law.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by any of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement (as between these parties).  Any costs unique to the arbitral forum shall be paid by Company (e.g., arbitrator fee, room fee, court reporter fee); the parties otherwise agree to bear their own costs.  By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate.

(d)                                 Sarbanes-Oxley Act of 2002.  Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act.

(e)                                  Section 409A of the Code.

(i)  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A , the Company shall work in good faith with the Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A and related Department of Treasury guidance; provided, however, that this Section 10(e) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)  Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(iii)  To the extent that any payments or reimbursements provided to the Employee under this Agreement are deemed to constitute compensation to the Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(f)                                   Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)                                  Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)                                 No Waiver.  The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i)                                     Entire Agreement.  As of the Effective Date, this Agreement, together with the Demand Confidentiality Agreement, the Company Confidentiality Agreement, the

Equity Award Agreement, and any prior equity award agreements, constitutes the final, complete and exclusive agreement between the Employee and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries and affiliates, or representative thereof.  The Employee agrees that the Demand Agreement shall be terminated and of no further force or effect from and after the Effective Date, and that the Employee shall have no further rights thereunder.

(j)                                    Effectiveness. This Agreement shall only become effective upon the consummation of the Distribution.  In the event that either (i) the Employee’s employment with Demand is terminated for any reason prior to the Effective Date and/or (ii) the Effective Date does not occur on or prior to September 30, 2014 (or such later date as the Employee, Demand and the Company agree in writing), in either case, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect.

(k)                                 Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(l)                                     Counterparts.  This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Rightside Group, Ltd.
a Delaware corporation

By:	/s/ Taryn Naidu
Name: Taryn Naidu
Title: CEO

Rightside Operating Co.
a Delaware corporation

By:	/s/ Taryn Naidu
Name: Taryn Naidu
Title: CEO

DEMAND MEDIA, INC.,
a Delaware corporation, solely for purposes of Sections 7, 8(b) and 10(i)

By:	/s/ Mel Tang
Name: Mel Tang
Title: CFO

“EMPLOYEE”

/s/ Rick Danis
Rick Danis

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Rightside Group, Ltd., a Delaware corporation (“LTD”), Rightside Operating Co., a Delaware corporation (“Operating” and, together with LTD, the “Company”) and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Washington State Law Against Discrimination, Revised Code of Washington, Title 49, Chapter 49.60.  Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(a) of that certain Amended and Restated Employment Agreement, dated as of February 14, 2014, between the Company, Demand Media, Inc. and the undersigned (the “Employment Agreement”), whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and the Company, (iii) with respect to reimbursement of expenses under Section 2(b)(v) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation of other similar governing document of the Company or (vi) to any Claims which cannot be waived by an employee under applicable law.

The undersigned hereby expressly waives and relinquishes all rights and benefits not covered by a general release wherein a general release cannot extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.  The undersigned hereby expressly waives and relinquishes all rights and benefits he may have under any statutes or common law practices of similar effect not waived by a general release.

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IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)                               THE EMPLOYEE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)                               THE EMPLOYEE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)                               THE EMPLOYEE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the employee may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if the employee hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this          day of                       ,         .

Rick Danis

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